UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Banner Corporation
(Exact name of registrant as specified in its charter)

WASHINGTON	91-1691604
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 South First Avenue
Walla Walla, Washington 99362
(Address of Principal Executive Offices) (Zip Code)

Banner Corporation 2025 Employee Stock Purchase Plan
(Full title of the plan)

Mark Grescovich
President and Chief Executive Officer
Banner Corporation
10 South First Avenue
Walla Walla, Washington 99362
(509) 527-3636
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Marc Fosse, Esq. Michael Dunn, Esq. Seyfarth Shaw LLP 560 Mission Street, Suite 3100 San Francisco, California 94105 (415) 732-1155	Sherrey Luetjen, Esq. Executive Vice President, General Counsel Banner Corporation 10 South First Avenue Walla Walla, Washington 99362 (509) 527-3636

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This registration statement on Form S-8 (the “Registration Statement”) relates to securities of Banner Corporation, a corporation organized under the laws of the State of Washington (the “Registrant” or the “Company”), to be offered pursuant to the Banner Corporation 2025 Employee Stock Purchase Plan (the “Plan”). The Registrant will provide to all participants in the Plan the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428, the Registrant has not filed such document(s) either as part of this Registration Statement on Form S-8 or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents By Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Commission on February 26, 2025;

(b)    The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 filed with the Commission on May 6, 2025, August 5, 2025 and November 4, 2025;

(c)    The Registrant’s Current Reports on Form 8-K filed with the Commission on January 22, 2025 (excluding information furnished under Items 2.02, 7.01 and 9.01), April 16, 2025 (excluding information furnished under Items 2.02, 7.01 and 9.01), May 28, 2025, June 9, 2025, June 10, 2025, July 16, 2025 (excluding information furnished under Items 2.02, 7.01 and 9.01), July 24, 2025, August 5, 2025, September 3, 2025, September 18, 2025, and October 15, 2025 (excluding information furnished under Items 2.02, 7.01 and 9.01);

(d)    The Registrant’s Definitive Proxy Statement on Schedule 14A as filed with the Commission on April 9, 2025; and

(e)    The description of the Registrant’s common stock set forth in its Registration Statement on Form 8-A registering the Registrant’s common stock pursuant to Section 12(g) of the Securities Exchange Act, filed August 8, 1995, and all amendments thereto or reports filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a subsequent post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

The validity of the shares of common stock registered hereby has been passed upon by Seyfarth Shaw LLP. A copy of this opinion is attached as Exhibit 5.1 to this Registration Statement.

Item 6.    Indemnification of Directors and Officers.

Article XIV of the Registrant’s Restated Articles of Incorporation requires indemnification of directors and officers to the fullest extent permitted by the Washington Business Corporation Act (“WBCA”). However, the indemnity does not apply to (1) acts or omissions finally adjudged to violate law, (2) conduct finally adjudged to violate the WBCA prohibition against unlawful distributions by the corporation or (3) any transaction with respect to which it was finally adjudged that the director or officer personally received a benefit to which he/she was not legally entitled.

The Registrant has entered into an indemnification agreement with each of its directors. Each indemnification agreement provides generally that the Registrant will hold harmless and indemnify the director to the fullest extent permitted by law against any and all losses, claims, damages and liabilities, including but not limited to judgments, fines, amounts paid in settlement and any related expenses, incurred with respect to any proceeding in which the director is or is threatened to be made a party by reason of the fact that he or she is or was serving as a director of the Registrant or, at the request of the Registrant, is or was serving as a director, officer, employee, trustee or agent of the Registrant or of another entity. Each indemnification agreement further provides that, upon the director’s request, the Registrant will advance expenses to the director, subject to the director’s agreeing to repay the advanced funds if it is ultimately determined, by a final, non-appealable court decision, that he or she is not entitled to be indemnified for such expenses. In addition, each indemnification agreement requires the Registrant to use commercially reasonable efforts to maintain in effect director and officer liability insurance coverage containing substantially the same terms and conditions as the director and officer liability insurance policy in effect at the time the indemnification agreement was entered into.

The WBCA provides for indemnification of directors, officers, employees and agents in certain circumstances. WBCA Section 23B.08.510 provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if (a) the director acted in good faith, (b) the director reasonably believed that the director’s conduct was in the best interests of the corporation, or in certain instances, at least not opposed to its best interests and (c) in the case of any criminal proceeding, the director had no reasonable cause to believe the director’s conduct was unlawful. However, a corporation may not indemnify a director under this section (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (b) in connection with any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. WBCA Section 23B.08.520 provides that unless limited by the articles of incorporation, a corporation must indemnify a director who was wholly successful in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. WBCA Section 23B.08.540 provides a mechanism for court-ordered indemnification.

WBCA Section 23B.08.570 provides that unless a corporation’s articles of incorporation provide otherwise, (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under WBCA Section 23B.08.520, and is entitled to apply for court-ordered indemnification under WBCA Section 23B.08.540, (2) the corporation may indemnify and advance expenses under WBCA Section 23B.08.510 through 23B.08.560 to an officer, employee or agent of the corporation who is not a director to the same extent as to a director and (3) a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with law, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract. WBCA Section 23B.08.580 provides that a corporation may purchase insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against liability asserted against or incurred by the individual in that capacity, whether or not the corporation would have power to indemnify the individual against the same liability under WBCA Section 23B.08.510 or 23B.08.520.

Item 7.    Exemption From Registration Claimed.

Not applicable.
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Item 8.    Exhibits.

3.1
Restated Articles of Incorporation of the Registrant (Filed as Exhibit 3.1(b) to the Company’s Current Report on Form 8-K, as filed with the Commission on May 24, 2022, and incorporated herein by reference).

3.2	Amended and Restated Bylaws of the Registrant (Filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K, as filed with the Commission on May 24, 2022, and incorporated herein by reference).

5.1*	Opinion of Seyfarth Shaw LLP.

10.1*†	Banner Corporation 2025 Employee Stock Purchase Plan.

23.1*	Consent of Seyfarth Shaw LLP (included with Exhibit 5.1).

23.2*	Consent of Baker Tilly US, LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on the signature page of this Form S-8 Registration Statement).

107*	Calculation of Filing Fee Table.

* Filed herewith.
† Indicates a management contract or compensatory plan or arrangement.

Item 9.    Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Walla Walla, State of Washington on November 5, 2025.

BANNER CORPORATION

By	/s/Mark J. Grescovich
Name: Mark J. Grescovich Title: President and Chief Executive Officer (Principal Executive Officer)

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POWER OF ATTORNEY
Each of the undersigned officers and directors of Banner Corporation hereby constitutes and appoints Mark J. Grescovich and Robert G. Butterfield, and each of them any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement on Form S-8, and any other registration statement relating to the same offering (including any registration statement, or amendment thereto, that is to become effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and any and all amendments thereto (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/Mark J. Grescovich Mark J. Grescovich	President, Chief Executive Officer and Director (Principal Executive Officer)	November 5, 2025
/s/Robert G. Butterfield Robert G. Butterfield	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 5, 2025
/s/Ellen R.M. Boyer Ellen R.M. Boyer	Director	November 5, 2025
/s/Connie R. Collingsworth Connie R. Collingsworth	Director	November 5, 2025
/s/Margot J. Copeland Margot J. Copeland	Director	November 5, 2025
/s/Roberto R. Herencia Roberto R. Herencia	Director	November 5, 2025
/s/John R. Layman John R. Layman	Director	November 5, 2025
/s/John Pedersen John Pedersen	Director	November 5, 2025
/s/Kevin F. Riordan Kevin F. Riordan	Director	November 5, 2025
/s/Terry Schwakopf Terry Schwakopf	Director	November 5, 2025
/s/Millicent Tracey Millicent Tracey	Director	November 5, 2025
/s/Paul J. Walsh Paul J. Walsh	Director	November 5, 2025
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